SECOND AMENDMENT TO INDUSTRIAL BUILDING LEASE

This Second Amendment to Industrial Building Lease (this “Amendment”) is dated to be effective as of July 30, 2020 (the “Effective Date”), by and between CLPF- RESEARCH CENTER, LLC, a Delaware limited liability company, successor-in-interest to NORTHWOOD RTC LLC, a Delaware limited liability company (“Landlord”), and CHIMERIX, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Industrial Building Lease dated March 10, 2014 (the “Original Lease”), as amended by that certain First Amendment to Industrial Building Lease dated December 14, 2017 (the “First Amendment”, with the Original Lease and the First Amendment being collectively hereinafter referred to as the “Lease”), for the leasing of approximately 7,925 square feet of space known as Suite E (the “Premises”) in the building commonly known as Research Tri-Center North I, located at 3501 Tri-Center Boulevard, Durham, North Carolina 27713 (the “Building”), which Building is part of that certain industrial project commonly known as Research Tri-Center (the “Project”), as more particularly described in the Lease; and

WHEREAS, Tenant and Landlord desire to modify the Lease pursuant to the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is the sole intent of Landlord and Tenant to hereby amend the Lease as follows:

1.Extension of Lease Term and Base Rent. Landlord and Tenant acknowledge and agree that, pursuant to the First Amendment, the Lease Term expires on July 31, 2021, however, Landlord and Tenant hereby agree to extend the Lease Term for a period of sixty (60) months, commencing on August 1, 2021 (the “Extension Commencement Date”) and expiring on July 31, 2026, and the Base Rent during such extension shall be as follows:

Months	Annual Base Rent Rate Per Sq. Ft.	Annual Base Rent	Monthly Installment of Base Rent
August 1, 2021 – July 31, 2022	$21.00	$166,425.00	$13,868.75
August 1, 2022 – July 31, 2023	$21.63	$171,417.75	$14,284.81
August 1, 2023 – July 31, 2024	$22.28	$176,569.00	$14,714.08
August 1, 2024 – July 31, 2025	$22.95	$181,878.75	$15,156.56
August 1, 2025 – July 31, 2026	$23.64	$187,347.00	$15,612.25
Except as expressly amended or modified in this Amendment, Tenant will continue to pay all rent, including monthly Base Rent, Additional Rent and all other charges and expenses pursuant to the applicable terms and conditions of the Lease.

Second Amendment to Industrial Build

2.AS IS Condition of Premises. (a) Except as expressly set forth in Section 2(b) below, Tenant accepts the Premises (including, without limitation, all equipment, fixtures, systems and racking therein), the Building, the Common Areas and the Project in their AS IS, WHERE IS, WITH ALL FAULTS condition and state of repair existing as of the Effective Date, and Tenant agrees that Landlord shall not be required to perform any work, supply any materials, or incur any expense to prepare the Premises for Tenant’s occupancy, provided, however, nothing herein shall relieve Landlord of its obligations under Section 8 of the Original Lease. Tenant shall, at its sole cost and expense, be solely responsible to obtain any and all licenses, permits and/or consents, if any, related to its use and occupancy of the Premises.

(b)Notwithstanding Tenant’s obligations to maintain, repair and/or replace any portion of the Premises, and provided that no Event of Default under the Lease has occurred (beyond any applicable notice and/or cure period set forth in the Lease), Landlord agrees to reimburse Tenant up to $33,950.00 (the “HVAC Allowance”), which HVAC Allowance may be used for Tenant’s costs and expenses incurred in connection with the maintenance, replacement and repair of the heating, ventilation and air conditioning system described in the scope of work attached hereto as Exhibit A (the “HVAC Work”). The HVAC Work described on Exhibit A and the proposal and contractor specified thereon are hereby approved by Landlord. The performance of the HVAC Work shall be subject to all of the provisions of the Lease, including, but not limited to, Section 8 of the Original Lease. Tenant must perform the HVAC Work and submit to Landlord a proper Payment Request (hereinafter defined) relating to the HVAC Work within ninety (90) days after the Effective Date, or else Tenant’s right to receive the HVAC Allowance shall be null and void, and Tenant shall not be entitled to any rent offsets or credits for any unused HVAC Allowance; provided, however, if the completion of the HVAC Work is delayed due to force majeure or other reason beyond the control of Tenant or there is any dispute about the completion of the HVAC Work or the billing and the payment for the HVAC Work is delayed, the period for submission of a Payment Request shall be extended until ten days following the last date of the payment(s) to the contractor for which the Payment Request is made, but in no event shall the proper Payment Request be submitted to Landlord after June 30, 2021. If the total cost to perform the HVAC Work is less than the HVAC Allowance, then Landlord shall make any unused HVAC Allowance available to Tenant for other improvements in the Premises, provided they are made within forty-five (45) days from the date of the Payment Request for the HVAC Work (and any such other improvements shall be subject to all of the provisions of the Lease, including, but not limited to, Section 8 of the Original Lease). If the total cost to perform the HVAC Work is greater than the HVAC Allowance, then Tenant shall pay all such excess costs and Landlord shall have no liability therefor. Tenant shall be fully responsible to perform all of the HVAC Work. Tenant shall be solely responsible to ensure that the HVAC Work is in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises.

(c)The entire cost of performing the HVAC Work shall be paid by Tenant (but subject to the HVAC Allowance). No advance of the HVAC Allowance shall be made by Landlord until Tenant has first paid the cost of the HVAC Work to the contractor(s), vendors, installers, design professionals, and the like, from its own funds (and provided reasonable
Second Amendment to Industrial Building Lease

evidence thereof to Landlord). Thereafter, subject to the terms herein, Landlord shall pay to Tenant the HVAC Allowance in one disbursement following the receipt by Landlord of the following items: (i) a request for payment and related invoices, and (ii) final lien waivers from all persons performing work or supplying or fabricating materials for the HVAC Work, fully executed, acknowledged and in recordable form (with all of the foregoing being collectively hereinafter referred to as the “Payment Request”). Subject to the terms herein, upon final completion of the HVAC Work, but prior to paying to Tenant any of the HVAC Allowance, Landlord and Tenant will inspect the HVAC Work and, subject to Landlord’s and Tenant’s review and approval of same, Landlord’s approval not to be unreasonably withheld, conditioned or delayed, Landlord shall pay the amount stated in the Payment Request (up to the amount of the HVAC Allowance) within thirty (30) days following Tenant’s submission of the Payment Request that satisfies all of the provisions of Section 8 of the Original Lease and this Section.

1.Renewal Option. Landlord and Tenant hereby acknowledge and agree that Tenant shall have the right to renew the Lease for one (1) additional period of five (5) years beginning August 1, 2026 in accordance with the terms and provisions of Section 2 of the First Amendment (for avoidance of doubt, Landlord and Tenant acknowledge and agree that from and after the Extension Commencement Date, Tenant shall have a total of one (1) renewal option for a period of five (5) years to commence on August 1, 2026). Except as expressly set forth herein, Tenant shall not have any other rights or options to extend the Lease Term or renew the Lease.

2.Release of Landlord. Tenant, for itself and on behalf of its owners, employees, officers, subsidiaries and divisions, hereby waives and releases any and all known claims and causes of action, if any, which it has or may have against Landlord or any of its agents arising out of or in any way related to, directly or indirectly, the Lease and this Amendment, and/or the operation or condition of the Project, the Building and/or the Premises.

3.Brokers. Landlord and Tenant represent and warrant that they have dealt with no broker, agent or other person in connection with this transaction except for Davis Moore Capital, who represents Tenant (the “Tenant’s Broker”), and Foundry Commercial, who represents Landlord (the “Landlord’s Broker”), and except for the Tenant’s Broker and Landlord’s Broker, no other broker, agent or other person brought about this transaction. Landlord agrees to pay a commission to the Tenant’s Broker and the Landlord’s Broker pursuant to a separate written agreement(s) between Landlord, Tenant’s Broker, and Landlord’s Broker. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Tenant’s Broker and Landlord’s Broker on account of the execution of this Amendment and the transactions contemplated herein due to any action of the indemnifying party.

4.Miscellaneous. Landlord and Tenant represent each to the other that it has full right and authority to enter into this Amendment. All other terms and conditions of the Lease, except as specifically amended or modified by this Amendment, shall remain in effect and unchanged. All terms used herein having initial capital letters and not otherwise herein defined shall have the meaning ascribed to such terms in the Lease, and effective as of the Effective Date, any defined terms in the Lease that are also defined herein, shall be replaced with the defined terms in this Amendment. If any conflict exists between the provisions in this

Second Amendment to Industrial Building Lease

Amendment and the remaining terms of the Lease, then this Amendment controls. The Lease, including this Amendment, constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of the Lease and this Amendment, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. The recitals set forth above are true and correct and are hereby incorporated herein by this reference. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Amendment are of no effect. This Amendment may not be altered, changed or amended except by an instrument in writing signed by both parties hereto. Except as modified in this Amendment, Landlord and Tenant hereby ratify and confirm all provisions of the Lease. Accordingly, the parties agree that the Lease remains in full force and effect with the exception of the lease terms and obligations that are amended herein.

(Signatures are on the following page.)

Second Amendment to Industrial Building Lease

Signature page to SECOND AMENDMENT TO INDUSTRIAL BUILDING LEASE

This Amendment is dated to be effective as of the date first written above.

TENANT: CHIMERIX, INC.,
a Delaware corporation

By: /s/ Michael Sherman  Name: Michael Sherman  Title: President and CEO

LANDLORD: CLPF-RESEARCH CENTER, LLC,
a Delaware limited liability company

By: Clarion Lion Properties Fund Holdings, L.P., its sole member

By: CLPF-Holdings, LLC, its general partner

By: Clarion Lion Properties Fund Holdings REIT, LLC, its sole member

By: Clarion Lion Properties Fund, LP, its managing member

By:  Clarion Partners LPF GP, LLC, its general partner By: Clarion Partners, LLC, its sole member

By: /s/ Ryan J Bandy  Name: Ryan J Bandy  Title: Senior Vice President

Second Amendment to Industrial Building Lease

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
EXHIBIT A

HVAC WORK

[*]

Second Amendment to Industrial Building Lease